Exhibit 99.3

TradeZero Holding Corp. to Combine with Dune Acquisition Corporation

October 12, 2021

Daniel Pipitone, Co-Founder and Chief Executive Officer of TradeZero:

Before we begin, I would like to note that this presentation may contain forward-looking statements, including TradeZero and Dune’s expectations of future financial and business performance and conditions, the industry outlook and the timing and completion of the transaction. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and they are not guarantees of performance. You are encouraged to read the press release issued today, the accompanying presentation that is available on TradeZero’s website and Dune’s filings with the SEC for a discussion of the risks that can affect the business combination and the business of TradeZero after completion of the proposed transaction.

Today marks a truly special day for me and my co-founders, our entire staff and our truly amazing customers. We are proud to announce that TradeZero Holding Corp. will be merging with Dune Acquisition Corporation, a SPAC, in order to become a publicly traded company. This is the culmination of six years of hard work and dedication from our staff, along with the extreme loyalty of our customers. We believe that this transaction will serve as a springboard to better opportunities, market access and client services.

TradeZero was founded in 2015. Since then, we have had the joy of seeing our team grow from 4 people to a family of more than 110 hardworking and dedicated staff members and consultants, operating out of 5 countries. Our people are the true drivers of all of the success and positivity that we have experienced as a company. For this and for everything you do, I sincerely thank you.

To our customers, we look forward to continuing to serve and support you and provide you with even better tools, data, routing, and technology.

TradeZero’s mission is to be the one stop shop for the growing number of active retail traders worldwide. TradeZero was Built by Active Traders, for Active Traders. That is who we were when we started, it is who we are now, and who we will continue to be. Our products, our technology and our service are all centered around delivering value to you, the active trader.

From a product standpoint, TradeZero currently offers equities and simple options trading, and our patent pending short locator product. We anticipate expanding on these categories into next year with the additions of crypto currency trading and a multi leg options trading product. We have also become members of the New York Stock Exchange to add a better execution venue for our traders.

From a technology standpoint, we currently offer 4 different front end trading platforms: mobile, 2 web versions and our flagship product ZeroPro. Each includes streaming, real-time market data, charting, real-time news, and all are connected to our short locator product. This enables our savvy users to trade the markets quickly and easily on the long side and initiate short sales in a fast and elegant way. We eagerly anticipate the launch of our new mobile trading application that truly speaks to active traders in the 4th quarter of this year.

We also look forward to continuing to set a high bar for our customer service as we expand into other product lines into the future. The TradeZero customer service team works 24 x 7 x 365 to provide web and live chat support, in a personal and individualized way. Our support staff serves our traders well beyond normal market hours on both web chat and by telephone, providing a high level of personal service. As a result, TradeZero has achieved some of the highest customer service ratings on TrustPilot for online brokerages. That is a true testament to the service and support team.

We are looking forward to accessing the capital markets and accepting outside funding for the first time. This will help fuel our growth and expansion plans, as well as give friends of TradeZero an opportunity to invest in us, our people and our story. We take that responsibility very seriously, and we look forward to executing on our strategic vision and our purpose, to create even more value for our customers, our people, and our shareholders.